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                                                THE CONTINENTAL CORPORATION               EXHIBIT 11

                                            COMPUTATION OF EARNINGS PER SHARE

                                             (Millions, except share and per share amounts)

  Column A                                    Column B   Column C                   Column D

                                                       Preferred           Per Common Share
                                                                    --------------------------
                                            Earnings   Dividends                   Fully
Description                                  (Loss)    for Primary Primary(1)    Diluted(2)
                                            --------------------------------------------------
Year Ended Decmber 31, 1994:
Loss from Continuing Operations           $  (642.4) $     0.10  $    (11.60)  $   (11.55)
Income from Discontinued Operations,
  Net of Income Taxes                     $    39.5  $      -    $      0.71   $     0.71
Loss before Net Cumulative
  Effect of Changes in Accounting
  Principles                              $  (602.9) $     0.10  $    (10.89)  $   (10.84)
Net Cumulative Effect of Changes in
  Accounting Principles                   $     -    $      -    $       -     $      -
Net Loss                                  $  (602.9) $     0.10  $    (10.89)  $   (10.84)

Weighted Average Shares of Common
  Stock Outstanding
    Primary - 55,439,251
    Fully Diluted - 55,556,588



Year Ended Decmber 31, 1993:
Income from Continuing Operations         $   159.7  $     3.20  $      2.83   $     2.86
Income from Discontinued Operations,
  Net of Income Taxes                     $    48.7  $      -    $      0.88   $     0.87
Income before Net Cumulative
  Effect of Changes in Accounting
  Principles                              $   208.4  $     3.20  $      3.71   $     3.73
Net Cumulative Effect of Changes in
  Accounting Principles                   $     1.6  $      -    $      0.03   $     0.03
Net Income                                $   210.0  $     3.20  $      3.74   $     3.76

Weighted Average Shares of Common
  Stock Outstanding
    Primary - 55,306,330
    Fully Diluted - 55,846,590


Year Ended Decmber 31, 1992:
Income from Continuing Operations         $   102.0  $     3.20  $      1.80   $     1.84
Loss from Discontinued Operations,
  Net of Income Taxes                     $  (174.7) $      -    $     (3.18)  $    (3.15)
Loss before Net Cumulative
  Effect of Changes in Accounting
  Principles                              $   (72.7) $     3.20  $     (1.38)  $    (1.31)
Net Cumulative Effect of Changes in
  Accounting Principles                   $   (11.0) $      -    $     (0.20)  $    (0.20)
Net Loss                                  $   (83.7) $     3.20  $     (1.58)  $    (1.51)

Weighted Average Shares of Common
  Stock Outstanding
    Primary - 54,898,736
    Fully Diluted - 55,486,242



1   Per share amounts are computed on the weighted average number of common equivelant shares outstanding during the period.  Common equivelant shares include the dilutive effect of stock options and shares which would become issuable pursuant to performance awards (See Note 20 of Notes to Consolidated Financial Statements on F-44 through F-47 in the
    Proxy Statement).  Dividend requirements on all preferred shares, plus any periodic accretion for the difference between the liquidation value and the fair value of preferred shares, are deducted from earnings to derive common earnings, upon which primary per share earnings are based.

2   Fully diluted per share amounts are computed on the weighted average number of common equivelant shares  outstanding during the period, increased by the assumed conversion of all convertible securities as of the beginning of each period.
    Fully diluted earnings amounts are based on earnings after deduction of preferred dividends on shares which are not convertible, but before deduction of dividends on convertible preferred shares.
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